Mail Stop 3561
								January 20, 2006

Patrick W. Hurley, Chief Financial Officer
Sport-Haley, Inc.
4600 East 48th Avenue
Denver, CO  80216-3215

      Re:	Sport-Haley, Inc.
		Form 10-K for Fiscal Year Ended June 30, 2005
      Filed October 13, 2005 and amended January 12, 2006
		File No. 33-74876-D

Dear Mr. Hurley:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								David T. Mittelman
								Legal Branch Chief

cc:	Steven W. McDonald, Esq.
	Berliner McDonald
	Fax - (303) 830-1705